Exhibit 99.1

Catasys, Inc. Reports Third Quarter 2013 Results

133% Growth in Healthcare Services Quarterly Enrollment

LOS ANGELES--(November 22, 2013)-- Catasys, Inc. (OTCQB: CATS), provider of proprietary health management services to health insurers and employers, today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights:

●	133% increase in third quarter enrollment (based on same number of covered lives) compared with the same quarter last year.
●	9% increase in recognized revenue from healthcare services segment compared with the same quarter last year.
●	140% increase in deferred revenue from healthcare services segment in 3Q13 compared with 3Q12.
●	Signed agreement in March with national health plan to provide initial services in New Jersey; enrollment in New Jersey expected to commence by the end of the fourth quarter of 2013.
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Signed an agreement in June 2013 with a national health plan to provide services to their individually enrolled Medicare Advantage members in Ohio, West Virginia, Kentucky, and Indiana; implementation under way and enrollment launched in Kentucky and West Virginia in October 2013; enrollment in the remaining states expected to commence by the end of the fourth quarter of 2013.

“We now have five healthcare services contracts operational, which reflects a significant increase in the number of members to whom we are offering our OnTrak programs commented Rick Anderson, President and COO. “The two most recent contracts are expected to more than quadruple the number of members covered by our OnTrak™ programs. Given that these agreements are with national clients, we have an opportunity to expand into other geographical areas as our current programs gain traction. In addition, we have potential customers in the late stages of the sales pipeline with whom we are currently negotiating.”

Healthcare Services -– Overview

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Customers – Catasys presently provides its proprietary OnTrak integrated substance dependence solutions for third-party payors in Kansas, Kentucky, Louisiana, Massachusetts, Oklahoma and West Virginia.

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Sales Pipeline and Growth – Management expects continued organic growth – as existing insurers continue to recognize the value of the services of our program and expand into new territories and/or lines of business. Management also expects to continue to grow by signing new insurers. In addition to the recently signed national insurers, the Company currently has a sales pipeline of 13 million lives with 3 million in advanced stages of discussion.

●	Cash Position – The Company recently raised $2.6 million, $2 million of which was from the company’s Chairman and CEO, Terren Peizer.

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Enrollment – Generally .5% of a commercial health plan’s covered lives will be eligible for the OnTrak program and the Company anticipates that approximately 20% of those that are eligible will enroll in the program each year after full enrollment is achieved, which is anticipated up to approximately 12 months from the commencement of enrollment.

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Revenues – Healthcare services revenues are generated either monthly based on enrolled members at approximately $8,500 per year, or as a lower case rate when a member enrolls and a share of cost savings realized. Revenue without performance guarantees is recognized ratably over twelve months. If contracts contain a minimum performance guarantee, a portion of the monthly fee is reserved as deferred revenue for the portion that may be at risk until the performance measurement period is completed. Savings shares are recognized when they are paid.

Third Quarter 2013 Results of Operations

For the third quarter of fiscal 2013 Catasys reported that total revenues decreased 7% to $130,000 compared with $140,000 for the same period last year. Decreased total revenues are a result of an approximate 48% decrease in license and management services, which management expects to continue to decrease as it focuses on the healthcare services segment. This decrease was offset by an increase in enrollment growth (on an equal number of lives) compared with the same quarter in 2012. Healthcare services revenue grew 9% to $109,000 from $100,000 in the same period last year.

The Company reported a loss from operations before taxes of $(1,548,000), or $(0.11) per basic and $(0.08) per diluted share, for the third quarter of 2013, compared with a loss of $(2,072,000), or $(0.35) per basic and diluted share, in the third quarter last year. Net income, including a change in fair value of warrant liability of $2,231,000 and provision for income taxes of $2,000, was $680,000 or $0.05 per basic and diluted share, compared with a net loss of $(257,000), or $(0.04) per share, in the third quarter last year. The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

Total operating expenses for the third quarter of 2013 were $1,678,000, down 24%, or $534,000, compared with the third quarter in 2012. The decrease was due primarily to a reduction in share-based compensation expense as a result of a majority of the stock options becoming fully vested at the end of 2012.

“Our OnTrak program addresses a high cost segment of the healthcare market because untreated substance dependent members generate higher hospital costs from other medical events. The OnTrak program performance, to date, demonstrates a better than 50% reduction in total healthcare costs post enrollment and greater than an 80% retention rate for OnTrak enrollees. These are compelling metrics for our customers and provide a way for them to reduce their increasing healthcare costs” Anderson concluded.

Nine Months Year-to-Date 2013 Results of Operations

For the first nine months of fiscal 2013 Catasys reported that total revenues increased 10% to $398,000 compared with $362,000 for the same period last year. Increased revenues are a result of a 39% increase in enrollment growth (on an equal number of lives) compared with the same quarter in 2012. The Company reported a loss from operations before taxes of $(5,012,000), or $(0.37) per basic and diluted share, for the first nine months of 2013, compared with a loss of $(7,301,000), or $(1.52) per share, in the same period last year. The net loss, including a change in fair value of warrant liability of $731,000 and provision for income taxes $5,000, was $(3,181,000) or $0.24 per share, compared with a net loss of $(5,589,000), or $(1.23) per basic and diluted share, in the first nine months last year. The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

Total operating expenses for the first nine months of 2013 were $4,651,000, down 30%, or $1,978,000, compared with the same period in 2012. The decrease was due primarily to the reduction in share-based compensation expense related to the stock options becoming fully vested at the end of 2012 as mentioned above.

OnTrak Program

Catasys’ OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer by utilizing patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating with several health insurers impressive results. These results are evidenced by reduced inpatient and emergency department utilization driving a more than 50 percent reduction in total health care costs for enrolled members.

About Catasys, Inc.

Catasys, Inc. provides specialized health management services to health plans and employers through a network of licensed and company managed health care providers. The Catasys substance dependence program improves member health, thereby lowering overall costs. The proprietary program addresses substance dependence as a chronic disease, focusing on the whole health of the member. The program delivers integrated medical and psychosocial interventions in combination with long-term care coaching. For further information, please visit www.catasyshealth.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan and achieve profitability, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry and our liquidity. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Cameron Donahue, Regional Vice President

Hayden IR

Email: cameron@haydenir.com

Phone: 651-653-1854

 CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	September 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$422	$3,153
Receivables, net of allowance for doubtful accounts of $9 and $0, respectively	113	69
Receivables from related party	269	173
Prepaids and other current assets	119	227
Total current assets	923	3,622
Long-term assets
Property and equipment, net of accumulated depreciation of $4,501 and $4,668, respectively	44	59
Intangible assets, net of accumulated amortization of $995 and $892, respectively	945	1,048
Deposits and other assets	175	205
Total Assets	$2,087	$4,934

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,268	$1,642
Accrued compensation and benefits	1,217	958
Deferred revenue	667	278
Other accrued liabilities	1,314	1,120
Total current liabilities	4,466	3,998
Long-term liabilities
Deferred rent and other long-term liabilities	-	18
Capital leases	18	18
Warrant liabilities	14,196	14,658
Total Liabilities	18,680	18,692

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 14,285,569 and 12,022,853 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	2	1
Additional paid-in-capital	209,121	208,776
Accumulated deficit	(225,716)	(222,535)
Total Stockholders' deficit	(16,593)	(13,758)
Total Liabilities and Stockholders' Deficit	$2,087	$4,934

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Healthcare services revenues	$109	$100	$315	$226
License and management services revenues	21	40	83	136
Total revenues	130	140	398	362

Operating expenses
Cost of services	221	197	628	618
General and administrative	1,415	1,946	4,651	6,629
Impairment losses	-	-	-	189
Depreciation and amortization	42	69	131	227
Total operating expenses	1,678	2,212	5,410	7,663

Loss from operations	(1,548)	(2,072)	(5,012)	(7,301)

Interest and other income	-	-	-	-
Interest expense	(1)	(1)	(771)	(2,697)
Change in fair value of warrant liability	2,231	1,818	2,607	4,127
Income/(Loss) from operations before provision for income taxes	682	(255)	(3,176)	(5,871)
Provision for income taxes	2	2	5	18
Net Income/(Loss)	$680	$(257)	$(3,181)	$(5,889)

Basic and diluted net income (loss) per share:*
Basic net income (loss) per share*	$0.05	$(0.04)	$(0.24)	$(1.23)

Basic weighted number of shares outstanding*	14,286	5,908	13,429	4,802

Diluted net income (loss) per share*	$0.04	$(0.04)	$(0.24)	$(1.23)

Diluted weighted number of shares outstanding*	19,364	5,908	13,429	4,802

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.